Exhibit 99.5

Capital Increase and Share Subscription Agreement

by and among

Chongqing Liangjiang New Area Strategic Emerging Industries Equity Investment Fund Partnership (Limited Liability Partnership)

Shanghai Phicomm Communication Co., Ltd

Phicomm Technology (Hong Kong) Co., Limited

and

The Smart Soho International Limited

Date: December 2, 2015

Place: Chongqing, China

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Capital Increase and Share Subscription Agreement

This Capital Increase and Share Subscription Agreement is made and entered into as of December 2, 2015 in Chongqing, China, by and among:

(1)	Chongqing Liangjiang New Area Strategic Emerging Industries Equity Investment Fund Partnership (Limited Liability Partnership) (hereinafter referred to as “Party A”), a partnership incorporated and existing under the laws of the People’s Republic of China with its registered address at No. 19, Yinglong Road, Longxing Township, Yubei, Chongqing;

(2)	Shanghai Phicomm Communication Co., Ltd. (hereinafter referred to as “Party B”), a liability limited company incorporated and existing under the laws of the People’s Republic of China with its registered address at No. 3666, Sixian Road, Songjiang District, Shanghai;

(3)	Phicomm Technology (Hong Kong) Co., Limited (hereinafter referred to as “Party C”), a liability limited company incorporated and existing under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China with its registered address at Suite 1205-6, ICBC Tower, Citibank Plaza, 3 Garden Road, Central, Hong Kong;

(4)	The Smart Soho International Limited (hereinafter referred to as “Party D”), a liability limited company incorporated and existing under the laws of Cayman Islands with its registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
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Whereas

(A)	Party B has established a wholly-owned subsidiary, Party C, in Hong Kong, Party C has established a wholly-owned subsidiary, Party D, in Cayman Islands, and Party D intends to acquire the shares of UTStarcom Holdings Corp., a company listed on NASDAQ, (hereinafter referred to “UTStarcom”);

(B)	On August 6, 2015, Party D concluded a binding term sheet (hereinafter referred to the “Term Sheet”) and a third-party escrow agreement (hereinafter referred to the “Escrow Agreement”) with Shah Capital Management and Hong Liang Lu, shareholders of UTStarcom, and their respective affiliates (hereinafter referred to as the “Sellers”) with respect to the proposed acquisition of 11,739,932 shares of UTStarcom by Party D from the Sellers; and Party C has deposited US$1,000,000 into the designated account for the benefit of Party D in accordance with the Escrow Agreement;

(C)	On November 4, 2015, Party D concluded the Purchase and Sale Agreement with the Sellers, pursuant to which Party D, among certain other terms and conditions agreed by the parties, acquired 11,739,932 ordinary shares of UTStarcom from the Sellers at a price of US$6 per share (hereinafter referred to as the “Acquisition of UT Shares”);

(D)	Party D has established a special purpose entity for and only for the purpose of implementing the Acquisition of UT Shares, and the special purpose entity has a total share capital of US$50,000 divided into 50,000 shares with a par value of US$1 per share; and the issued share capital of Party D is US$1 as of the date of this Agreement, which is wholly owned by Party C;

(E)	The parties unanimously agree that Party C increases the capital of Party D by US$42,263,755.2 (including US$1,000,000 deposited into the designated account in accordance with the Escrow Agreement) and Party A increases the capital of Party D by US$28,175,836.8 (hereinafter referred to as the “Capital Increased by Party A”); Party A is admitted as a new shareholder of Party D and obtains 40% shares of Party D (hereinafter referred to as the “Subject Shares”); and Party C holds 60% shares of Party D.

(F)	Party B undertakes that Party A has the right to require Party B repurchasing the 40% shares of Party D from Party A at any time within two years after three years of the Closing Date (hereinafter referred to as the “Shares Repurchase”), and Party A has the right to require Party B determining the repurchase price based on the higher of the Annualized Return Repurchase Price or the Market Value Repurchase Price.
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NOW THEREFORE, the parties reach this Agreement as follows regarding the increase of the capital of Party D by Party C and Party A for share capital expansion through friendly negotiations.

1. Definitions and Interpretation

1.1	Unless otherwise stipulated, for the purpose of this Agreement and the appendices hereto:

“Amendment to the Articles” shall refer to the amendment to the articles of association jointly concluded by Party A and Party C in the form and substance specified in Appendix A hereto;

“Business Day” shall refer to any day on which the banks are open for business in the PRC, Hong Kong and Cayman Islands (other than Saturdays, Sundays and statutory public holidays);

“Closing” shall refer to the completion of additional issue and share subscription in accordance with Clause 2 hereof;

“Closing Date” shall refer to the date on which the increased capital payable by Party A to Party D is paid to the account designated by Party D at the time stipulated in Clause 2.4;

“Contribution Date” shall refer to the date on which Party A instructs the remitting bank to remit the Capital Increased by Party A to the account of Party D;

“Lock-up Period” shall refer to the three years applicable to Party A from the Closing Date;

“Number of the Subject Shares” shall refer to the aggregate number of the additional shares issued by Party D to Party A with a par value of US$0.1 per share (US$28,175,836.8 in total), which is 28,175,836 shares in total, accounting for 40% of the total shares of Party D upon the additional issue by Party D to Party A and Party C;

“Encumbrances” shall refer to any and all the mortgage, assignment of receivable accounts, bonds, liens, guarantees, pledge, reserved ownership, rights of acquisition, security interest, options, rights of pre-emption or other similar rights, rights of first refusal and other burdens or conditions;
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“Approval Authority” shall refer to the governmental authority of the PRC competent to conduct examination and approval;

“IPR” shall refer to any trademark, ongoing trademark application, patent, ongoing patent application, proprietary technology, registered and unregistered design, copyright, trade secret and license related to the foregoing or other similar industrial or commercial right;

“Material Adverse Change” has the meaning set forth in Clause 6.1(u);

“PRC” shall refer to the People’s Republic of China (for the purpose of this Agreement, excluding Hong Kong, Macau and Taiwan);

“Registration Authority” shall refer to the governmental authority of the PRC competent to issue business licenses;

“RMB” shall refer to the statutory currency of the PRC;

“Tax” or “Taxation” shall refer to any and all the taxes imposed in the PRC or any other region in any form, including all the state taxes or local taxes;

“Transaction” shall refer to the issue of shares by Party D to Party A and Party C hereunder;

“US$”shall refer to the statutory currency of the United States of America;

“Warranties” shall refer to the representations, warranties and undertakings made by the parties as stipulated in Appendix B hereto;

“Capital Increased by Party A” shall refer to the amount paid by Party A to Party D for capital increase, that is, US$28,175,836.8;

“Capital Increased by Party C” shall refer to the amount paid by Party C to Party D for capital increase, that is, US$42,263,755.2 (including the US$1,000,000 deposited into the designated account in accordance with the Escrow Agreement);

“Annualized Return Purchase Price” shall refer to the total value of the principal and the interest from the Closing Date to the date of the repurchase notice from Party A to Party B, among which the principal is the proportion of the number of the shares to be repurchased each time as required by Party A in the Number of the Subject Shares multiplied by the Capital Increased by Party A and the interest is calculated at the annualized interest rate of 8%;
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“Market Value Purchase Price” shall refer to

For the purpose of this definition, 20 trading days shall refer to the 20 trading days before Party A notifies Party B of exit in writing;

1.2	Any reference to laws and regulations in this Agreement or the appendices and schedules hereto shall include the laws and regulations and the laws and regulations amended or re-enacted according to the laws and regulations from time to time, whether before or after the date of this Agreement, as long as such amendments or re-enacts apply to or may be apply to any Transaction entered into prior to the Closing, and (as long as the liabilities under the Transaction will exist or take place) also include the previous laws or regulations directly or indirectly replaced by the laws or regulations (including the amendments or re-enacts thereto).

1.3	The headings of this Agreement are for convenience of reference only and will not affect the interpretation of this Agreement.

Any reference to “this Agreement” herein shall include any and all the amendments, supplements and changes agreed by the parties.

Unless otherwise stipulated, words importing the singular shall include the plural and vice versa; and words importing a gender shall include any other gender. “Person” (regardless of any of the following words used together with “Person” sometimes) shall include individuals, corporations, enterprises, partnerships, firms, trustees, trusts, executors, administrators or other legal personal representatives, unincorporated associations, joint ventures, enterprise groups or other commercial enterprises, governmental, administrative or regulatory authorities or agencies and successors, legal representatives and assigns thereof (as the case may be). Pronouns shall include the similar extended meanings.

Any reference to “writing” and “in the written form” shall include the tangible copies in any form.

Any reference to “whereas”, “clause”, “appendix” and “schedule” means the whereas, clause, appendix and schedule of this Agreement (unless otherwise stipulated). Any reference to “sub-clause” means a paragraph of a clause. Appendices and schedules shall constitute an integral part hereof and have the same legal force and effect as this Agreement as if the same were explicitly specified in the body of this Agreement.

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1.4	If the date on which a certain matter or obligation shall be completed is not a Business Day, any matter or obligation to be completed on the date shall be completed on the immediately following Business Day.

2. Closing of the Shares of Party D

2.1	In accordance with the relevant provisions hereof, Party D, as the owner of the Subject Shares, agrees to issue additional shares to be subscribed for by Party A and Party C. In reliance on various Warranties, Party A agrees to purchase from Party D the Subject Shares, free from Encumbrances, and all the interests related thereto.

2.2	Before Party A makes contribution to Party D, the following conditions shall be satisfied:

2.2.1	The Purchase and Sale Agreement between Party D and the shareholders of UTSTARCOM remains legitimate and valid, and Party D has fully disclosed to Party A any and all the legal documents concluded by and between Party D and the Sellers in relation to the Purchase and Sale Agreement;

2.2.2	Party C undertakes to pay the increased capital of US$42,263,755.2 (including the US$1,000,000 deposited into the designated account in accordance with the Escrow Agreement) to the account designated by Party D within the time limit and in the manner agreed herein.

2.2.3	The authorized representatives or authorized authorities of Party C and Party D have passed or made necessary resolutions or expressions, approving Party D to issue additional shares as agreed herein to Party A and Party C, respectively, so that Party A and Party C will become the shareholders of Party D, holding the corresponding number of shares upon the capital increase of Party D.

2.2.4	The contribution by Party A to Party D has been approved by the internal competent authority of Party A through resolutions and approved by any and all the Approval Authorities related to the contribution.

2.2.5	In consideration that Party A will become the registered shareholder of Party D, Party C and Party D have delivered to Party A for review any and all the application documents to be signed by Party A and submitted to the local commercial registration authority in the place where Party D is located and have obtained the consent of Party A.

2.2.6	The representations, warranties and undertakings of Party B, Party C and Party D under this Agreement and the appendices hereto have been legally and duly satisfied and remain legitimate and valid upon capital contribution.
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2.3	Party A agrees to contribute US$28,175,836.8 to Party D only for the Acquisition of UT

Shares specified in item (C) of the whereas clause hereof, and obtains 40% shares of Party D.

2.4	Subject to the satisfaction of all the conditions under Clause 2.2, Party A shall pay the agreed amount in US$ directly to the account designated by Party D, and shall ensure that the Capital Increased by Party A will be fully paid to the designated account before 16:00 on December 3, 2015 (Beijing Time) (except that Party A will not be deemed as breaching this Agreement if the amount may not be received in the account by the reasons not attributable to Party A). The cost incurred by Party A due to foreign currency purchase shall be solely borne by Party A. If the participation of Party A in this capital increase will be subject to foreign investment filing/examination and approval procedures in accordance with the laws and regulations of the PRC, Party A shall reasonably complete such foreign investment filing/examination and approval procedures in good faith as early as possible before the payment date agreed herein, during which Party C and Party D shall render all the necessary assistance or cooperation. The information of the account designated by Party D is as follows:
Account Name: THE SMART SOHO INTERNATIONAL LIMITED
Account Number: NRA10010020000000608
Opening Bank: SPD Silicon Valley Bank

2.5	Party D will go through the relevant procedures of capital verification and share registration and other administrative examination and approval, registration, filing and similar formalities stipulated by local laws and regulations or required by competent administrative authorities with respect to this capital increase in Cayman Islands by itself and at its own cost.

2.6	If Party A fails to make contribution before the time agreed in Clause 2.4 due to the non-satisfaction of the conditions under Clause 2.2, Party D shall raise funds by itself (including but not limited to borrowing funds from third parties) so that the Purchase and Sale Agreement with the relevant shareholders UTSTARCOM may be performed in due time, and any and all the liabilities of breach, damage and losses, costs and fees to any third party so incurred shall be solely borne by Party D and Party A is not required to assume any payment obligation or indemnity liability for the same.
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2.7	If Party A fails to make contribution before the time agreed in Clause 2.4 due to the non-satisfaction of the conditions under Clause 2.2 and Party C or Party D notifies Party A of terminating or rescinding this Agreement or not making contribution to Party D before Party A makes contribution, Party D shall indemnify Party A for the cost, fees and other expenses incurred by Party A for the application of the project, which is RMB[ ] in total. Subject to the satisfaction of the conditions under Clause 2.2, if Party A fails to make contribution before the time agreed in Clause 2.4, Party A shall indemnify the damage to or losses of Party A, Party B and Party D so incurred, including but not limited to the termination fee, business travel cost, consultation fee and attorney fee under the Purchase and Sale Agreement with the relevant shareholders UTSTARCOM.

2.8	Upon the issuance of the Subject Shares, Party A will hold 40% shares of Party D and Party C will hold 60% shares of Party D. Party C shall procure Party D to complete the relevant registration formalities within 15 working days upon the contribution made by Party A so that Party A will become the legitimate shareholder of Party D, holding 40% shares of Party D with the number of such shares meeting the requirements regarding the Number of the Subject Shares, and, during the same period, all the supporting documents regarding the shares held by Party A and the supporting documents proving Party C’s complete performance of the capital increase obligations hereunder shall be delivered to Party A, and the legitimate supporting documents regarding the shares held by Party C, proving that Party C has been registered as holding 60% shares of Party D, shall also be provided.

2.9	Once any party becomes aware that any covenant hereunder has been or may not be satisfied, the party shall immediately notify the other parties.

3. Guarantees

3.1	After Party A makes contribution to Party D, in order to ensure that Party B may perform the obligations of repurchasing shares from Party A:

3.1.1	Party C will pledge all the shares of Party D held by it upon its contribution of the Capital Increased by Party C to Party A as a guarantee on the repurchase of shares by Party B from Party A.

3.1.2	Party C shall complete the procedures related to the above share pledge within 15 working days from the Closing Date and assume any and all the relevant fees so incurred so that Party A may become the legitimate pledgee of the shares without hindrance with a view to ensuring that Party B will repurchase the shares and Party A will successfully take back all the repurchase price and the relevant fees incurred during the exercise of the creditor’s rights.

3.1.3	Before Party B repurchases the shares and Party A successfully takes back all the repurchase price and the relevant fees incurred during the exercise of the creditor’s rights, Party A has the right not to release the share pledge.

3.1.4	If Party B fails to repurchase the shares as agreed, Party A is entitled to the priority in taking back all the repurchase price and the relevant fees incurred during the exercise of the creditor’s rights from the amounts obtained from auction or other sale of the relevant pledged shares.
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3.2	For the purpose of ensuring the performance of this Agreement, each of Party B, Party C and Party D irrevocably assumes several and joint liabilities for the possible liabilities of breach, indemnity liabilities or payment obligations of the other parties hereunder for two years from the due date of the said payment obligations.

4. Obligations of the Invested Party

4.1	Party B, Party C and Party D shall ensure that the Capital Increased by Party A and the Capital Increased by Party C received by Party D and the amounts paid to the Sellers of the shares of UTSTARCOM by Party C for and on behalf of Party D will be used only for the acquisition of the shares of UTSTARCOM. Party D shall be engaged in no other business activities (including but not limited to continuing to purchase other shares of UTSTARCOM) and the shareholding structure of Party D shall not be changed without the written consent of Party A.

4.2	Party B shall actively adopt such feasible plans and measures as may be necessary to promote the improvement and appreciation of UTSTARCOM.

4.3	Party D shall submit the registration documents to and obtain the share registration certificates from the competent approval authority of Cayman Islands regarding the matter that Party A and Party C increase the capital of Party D and hold 40% and 60% shares of Party D respectively within 15 working days after the Closing Date; otherwise, Party A has the right to immediately exercise its right of repurchase in accordance with Clause 5 hereof.

4.4	While Party A exercises its right of repurchase, Party B, Party C and Party D shall render reasonable cooperation so that the relevant examination or registration procedures will be completed within the reasonable period.

4.5	After Party A pays the increased capital, Party B, Party C and Party D shall make reasonable efforts in good faith to ensure that Party A will obtain the investment returns on the Capital Increased by Party A in an amount no lower than the repurchase price agreed herein under the conditions agreed herein through either requiring Party B repurchasing the Subject Shares held by Party A or liquidating the Subject Shares held by Party A in legitimate ways.
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5. Repurchase

5.1	The parties agree that Party A has the right to require Party B repurchasing the shares of Party D held by Party A in whole or in part by a written notice at any time within two years from the expiry of the Lock-up Period (i.e. thirty-six months upon the Closing). Once Party A raises the repurchase requirement, Party B must perform the obligation of repurchase. Each time when Party A exercises the right of repurchase, Party A shall send a written notice to Party B, specifying the number of the shares of Party D to be repurchased and the repurchase price. Party A has the right to require Party B accepting the shares of Party D held by Party A in the number so notified at the price calculated in accordance with the following Clause 5.2 by notice once or several times subject to the satisfaction of the repurchase conditions agreed herein.

5.2	Party B shall pay the repurchase price in US$. Party B shall make notifications to and go through relevant registration, filing and examination and approval formalities with the competent foreign exchange administration authorities and banks in advance. The repurchase price payable by Party B shall be the higher of the Annualized Return Repurchase Price and the Market Value Repurchase Price.

5.3	In addition to paying the repurchase price to Party A, Party B shall also assume any and all the fees incurred due to the Share Repurchase (including but not limited to the fees incurred due to the employment of any intermediary, third party or staff and the administrative fees, taxes and charges paid to the competent governmental administrative authorities or agencies, but excluding the taxes and charges incurred and paid to the competent Taxation authorities of the PRC by Party A).

5.4	If the shares to be repurchased must be evaluated according to the mandatory rules under the laws of the PRC, the parties agree to appoint an evaluation institution recognized by the state-owned assets supervision and administration authority of Chongqing and designated by Party A to evaluate the shares (subject to the reference date and methods of evaluation determined by Party A). If the evaluated price is higher than the repurchase price agreed herein, the parties shall separately determine the repurchase price and methods through negotiations.
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5.5	Party B and Party D shall conclude all of such documents as may be necessary for the completion of the Share Repurchase (including but not limited to procuring the authorized authorities of the parties to pass resolutions approving the Share Repurchase; executing share transfer agreements; and executing the amended articles of association) within 15 working days from the date of the written repurchase notice issued by Party A, and complete all the examination and registration formalities within 12 months from the date of the written repurchase notice issued by Party A (the “Transition Period”), and, during the Transition Period, Party B shall pay all the payable repurchase price and the occupation cost incurred by Party B with respect to the repurchase price during the Transition Period to Party A. The calculation method of the occupation cost is as follows: the interest accrued on the payable repurchase price at the annualized interest rate of 10% from the next day after Party A issues the written notice to the date when Party B actually makes the payment before the expiry of the Transition Period. In case of any outstanding amount upon the expiry of the Transition Period, Party B shall also pay the liquidated damages at 0.1% of the outstanding amount per day.

5.6	For the avoidance of doubts, notwithstanding the foregoing, Party A may also select to retain its shares in Party D without requiring Party B repurchasing the same within two years from the expiry of the Lock-up Period.

5.7	Party C and Party D are severally and jointly liable to guarantee the payment of all the amounts payable by Party B when Party A requires Party B repurchasing the shares.

5.8	In case of any event stipulated in Clause 6.1 hereof, Party A has the right to require Party B early repurchasing the shares held by Party C and paying all the payable amounts regardless of the rules hereof on the Lock-up Period of 36 months.

5.9	Notwithstanding anything to the contrary, Party B shall redeem all the shares of Party D held by Party A and pay all the payable amounts to Party A before the expiry of the exit period (two years from the expiration of the Lock-up Period), and the agreements in Clause 5.5 shall not violate the agreements in this clause, except for the circumstances stipulated in the above Clause 5.6.

5.10	If Party A still holds the shares of Party D upon two years from the expiry of the Lock-up Period, Party B may repurchase all the shares of Party D then held by Party A by a written notice to Party A. The repurchase price shall be separately determined by the parties through negotiations.
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6. Early Exit and Compensation

6.1	In case of any of the following events, Party A has, at any time, the right to: either require Party B repurchasing the shares of Party D held by Party A in whole or in part in accordance with Clause 5 regardless of the period agreed in Clause 5.1; or rescind this Agreement by a written notice and, if Party A has made contribution, require the party accepting the contribution returning all the contribution and indemnifying any and all the damage to or losses of Party A so caused (including but not limited to litigation fee, arbitration fee, public notarization fee, attorney fee, evaluation fee, certification fee, mailing fee, business travel cost and photocopying fee):

(a)	Party B fails to provide the guarantees to Party A as agreed herein or Party C fails to complete the change registration formalities regarding the share pledge as agreed herein within 15 working days after the Closing Date;

(b)	Party B or its affiliate fails to pledge the shares of Party D held by it to Party A and complete the share pledge registration formalities within 15 working days from the date when Party B or its affiliate accepts the shares of Party D transferred by Party C as agreed in Clause 7.1 hereof;

(c)	Party D fails to complete the relevant registration formalities regarding the change to its shareholding structure or otherwise prevents Party A from becoming its legitimate shareholder within 15 working days after the Closing Date;

(d)	Party D fails to provide Party A with the payment voucher regarding the payment of the Capital Increased by Party C paid by Party C and the registration document issued by the competent approval authority of Cayman Islands regarding Party C’s holding of 60% shares of Party D within 15 working days after the Closing Date;

(e)	any or several of Party B, Party C and Party D breach the representations, undertakings and warranties under this Agreement and the appendices hereto (as specified in Appendix B);

(f)	any or several of Party B, Party C and Party D breach the confidentiality obligations hereunder;

(g)	the shareholding structure of Party D is changed without the written consent of Party A within the Lock-up Period;
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(h)	any or several of Party B, Party C and Party D are subject to material lawsuits or arbitrations without timely notifying Party A in writing during the Lock-up Period, or the main bank accounts or significant properties of any or several of Party B, Party C and Party D are attached or frozen by judicial authorities, or the financial conditions of any or several of Party B, Party C and Party D have been or may be subject to the Material Adverse Change, or the significant properties of any or several of Party B, Party C and Party D are frozen, attached or detained by judicial or administrative authorities, or any or several of Party B, Party C and Party D are subject to significant adverse reports published by public media, so that Party A has reasonable grounds to believe that its exercise of the right of repurchase may be incurred or affected;

(i)	the operation of any or several of Party B, Party C and Party D is in disorder or suspended for any reason;

(j)	any or several of Party B, Party C and Party D or the major shareholders, actual controllers or legal representatives of any or several of Party B, Party C and Party D are suspected to be involved in material irregularity or criminal offenses;

(k)	Party A has reasonable grounds to believe that Party B has no sufficient ability or sincerity to fully repurchase the shares as agreed herein as Party B is subject to material operating losses or material derogation in its goodwill or transfers its major assets or major profitable business;

(l)	any or several of Party B, Party C and Party D breach any obligation in this Agreement or the Guarantee Documents (the guarantee terms, guarantee contracts, pledge contracts and mortgage contracts hereunder being referred to collectively as the “Guarantee Documents”), or any or several of Party B, Party C and Party D indicate explicitly or through acts that the party/parties will not perform the contractual obligations;

(m)	any or several of Party B, Party C and Party D close business or decrease registered capital passively or voluntarily;

(n)	any or several of Party B, Party C and Party D cancel the plan of Share Repurchase hereunder or cause the same impossible to be implemented;

(o)	any or several of Party B, Party C and Party D make material mistakes in operation so that financial losses are caused.

(p)	any or several of Party B, Party C and Party D are subject to administrative punishment or criminal liabilities due to significant offences in operation;
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(q)	any or several of Party B, Party C and Party D are subject to such circumstances as division, merger, liquidation, restructuring, cancellation, bankruptcy declaration, dissolution and business license revocation;

(r)	any or several of Party B, Party C and Party D fail to comply with the undertakings, statements or warranties related to this Agreement, or any certificate, representation or document submitted or prepared by any or several of Party B, Party C and Party D is proved to be untrue, incorrect or inaccurate;

(s)	any or several of Party B, Party C and Party D are subject to material cross default;

(t)	the mortgaged or pledged properties are damaged or lost and any or several of Party B, Party C and Party D fail to timely provide new guarantees acceptable by Party A;

(u)	Party B, Party C and Party D otherwise endanger or may otherwise endanger the Share Repurchase from Party A;

(v)	from the date of this Agreement, the business, operation, assets, financial conditions or prospects of Party B, Party C and Party D are subject to the Material Adverse Change; and for the purpose of this Agreement, the “Material Adverse Change” shall refer to any adverse impact on the assets, financial conditions, operation results or prospects of the Company, the single amount of which is no less than 10% of the net assets of Party B specified in the audited financial statement of the last financial year of Party B;

(w)	UTSTARCOM is subject to such adverse circumstances as privatization, bankruptcy, restructuring, merger and division or its listing is otherwise terminated under the laws of the U.S. after the Closing Date in the opinion of Party A;

(x)	UTSTARCOM exits from NASDAQ or is otherwise unable to carry out normal transactions in the market for 20 working days.

6.2	The breaching party undertakes to compensate the other party and its officers, directors and employees for the damage or losses (including but not limited to litigation fee, arbitration fee and reasonable attorney fee) caused by the material breach of the Warranties by the breaching party and/or the material breach of the obligations hereunder by the breaching party or its representatives or agents.
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7. Rights of Party A as the Investor

7.1	After Party A becomes the shareholder of Party D, if Party C intends to transfer the shares of Party D held by it to Party B and its affiliate (and for the avoidance of doubts, the affiliate shall refer to another company controlled by Party B), Party C shall notify Party A in writing in advance and Party B or its affiliate shall pledge its shares to Party A and complete the share pledge registration formalities within 15 working days upon its acceptance of the shares of Party D so transferred; and if Party C intends to transfer its shares in Party D to any independent third party other than Party B and its affiliates in whole or in part, Party C shall notify Party A in writing in advance of its intended transfer (including the name of the transferee and the transfer conditions) and obtain the prior written consent of Party A. Party A is entitled to the right of first refusal to purchase the shares to be transferred by Party C based on the same conditions as those agreed by the third party, or has the right to require Party C ensuring that the third party will agree to also purchase the shares of Party D held by Party A in whole or in part based on the conditions no less favorable than those offered for the purchase of the shares held by Party C (at the price no less than the higher of the prices agreed in Clause 5.2); otherwise Party A has the right to require Party C not transferring such shares to the independent third party.

7.2	After Party A becomes the shareholder of Party D, if Party D issues additional shares with the consent of Party A, Party A is entitled to the right of pre-emption to subscribe for the additional shares issued by Party D.

7.3	After Party A becomes the shareholder of Party D, if Party D is liquidated, Party C shall guarantee that Party A is entitled to the right of pre-emption in liquidation distribution, that is, no assets may be distributed to Party C upon liquidation unless and until the amount obtained by Party A through such liquidation distribution is no less than the higher of the Annualized Return Repurchase Price and the Market Value Repurchase Price of the shares of Party D then held by Party A.

8. Confidentiality

8.1	The parties agree to keep any and all the confidential information arising out of or in connection with this Agreement strictly confidential and not to disclose the same to any individual or institution other than a party hereto unless the disclosure is explicitly permitted in the manner agreed by the other party in writing in advance.

8.2	Notwithstanding anything to the contrary in Clause 8.1, the confidentiality obligation under Clause 8 is not applicable to the following information:

(a)	any information known by any party hereto or known to the public, except that the same is known to the public due to any malicious misconduct, fault or negligence of the other parties or any of their respective agents, consultants, directors, officers, employees or representatives;

(b)	any information to be disclosed in accordance with the applicable laws or the rules or regulations promulgated by the competent governmental or statutory authorities or regulatory, administrative or supervisory agencies (including but not limited to the relevant stock exchanges or securities commissions);

(c)	any information to be disclosed in accordance with any legal proceeding of any court or tribunal in the PRC or any other region;

(d)	any information to be disclosed by any party to its banks, financial consultants, advisors and legal or other counsels for the purpose of this Agreement.

9. General Provisions

9.1	This Agreement is effective and binding upon the successors and properties of the parties. No party may transfer or assign its rights and obligations hereunder in whole or in part without the prior consent of the other parties.

9.2	The parties shall take and execute any and all of such further acts, actions, things and documents as may be necessary for the provisions hereof to become effective, or cause such acts, actions, things and documents taken and executed.

9.3	This Agreement and the documents mentioned herein shall constitute the entire agreement and understanding among the parties with respect to the subject matter hereof. No party has executed this Agreement in reliance on any representations, warranties or undertakings of any party not stipulated or mentioned herein. The parties agree not to make any change or amendment to this Agreement without the prior written consent of the parties.

9.4	Unless explicitly stipulated herein, the right of recession of Party A is in addition and without prejudice to the other rights and remedies of Party A. Any failure or disability to exercise the right of rescission shall not constitute a waiver of the other rights or remedies.
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9.5	As all the parties have participated in the drafting of this Agreement, the parties agree that any rule on interpreting this Agreement or any provision hereof in a way against the drafting party shall not apply.

9.6	Each party shall solely assume and pay the fees incurred by itself due to this Agreement.

10. Violation of Laws

If any provision hereof is held as illegitimate, invalid or unenforceable under the laws of any country, the legitimacy, validity or enforceability of the provision under the laws of any other country and the legitimacy, validity or enforceability of the other provisions hereof shall not be affected.

11. Notice

11.1	Any and all the notices sent by any party to the other party as required herein shall be deemed to take effect when delivered in person or by telex or recognized international express courier to the address or facsimile number of the parties listed on the signature page hereof or any other address or facsimile number notified by the parties for this purpose from time to time.

11.2	The notice or information will be deemed as delivered:

(a)	upon delivery, if delivered in person; or

(b)	when the sending party receives the transmission report, indicating that the notice or information has been completely delivered to the facsimile machine or any other similar receiving media of the receiving party, if sent by facsimile; or

(c)	5 Business Days after the package containing the letter is received by the relevant express courier company, if sent by express courier.

11.3	It will constitute sufficient evidence that the notice has been duly delivered if it is proved that the notice has been delivered in person, or the envelope containing the notice or document has been properly addressed and sent out by the prepaid first class letter, or the facsimile confirmation notice indicates successful transmission, or (as applicable) the package containing the notice or document has been properly addressed and sent to the relevant express courier company.
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12. Termination

This Agreement is terminated if:

(a)	the parties hereto unanimously agree to rescind or terminate this Agreement;

(b)	the purposes agreed herein have been fully realized;

(c)	there occurs any event of force majeure so that it is impossible to continue to perform this Agreement;

(d)	Party A requires rescinding this Agreement and has obtained all the compensation or payment in accordance with Clause 6 hereof;

(e)	there occurs any other reason stipulated by laws and administrative regulations.

13. Remedies and Waiver

No failure to exercise or delay in exercising any right or remedy hereunder on the part of any party hereto shall constitute a waiver of the right or remedy; and no single or partial exercise of any right or remedy shall preclude any other or further exercise of the or any other right or remedy. The rights hereunder are cumulative and do not exclude any right or remedy under laws.

14. Force Majeure

Unless otherwise explicitly stipulated herein, no party is liable for its failure to or delay in performing any obligation hereunder caused by the reasons out of its control, including but not limited to natural disasters, civil or military acts, fire, strikes, blockade, labor disputes, epidemics, governmental restrictions, wars, disturbances, earthquake, storm, typhoon, flood and failure in power, computer and telecommunications system. In case of any of such delays, the time for the parties to perform the obligations shall be correspondingly postponed based on the time so delayed (provided that the parties shall adopt all the reasonably available measures to avoid such delays).

15. Arbitration

15.1	Any and all the controversies or disputes arising out of this Agreement or the performance of this Agreement shall be settled by the parties through friendly negotiations. If any party so notifies the other party in writing, the efforts of friendly negotiations shall be immediately deemed as failing.

15.2	Any and all the disputes arising out of or in connection with this Agreement, including any issue related to the existence, validity or termination of this Agreement, shall be submitted to China International Economic and Trade Arbitration Commission (hereinafter referred to as “CIETAC”) for final arbitration in accordance with the Arbitration Rules of CIETAC (hereinafter referred to as the “Rules”) by three (3) arbitrators designated pursuant to the Rules. In case of no provision in the Rules, the local procedural law shall prevail. The award of the arbitration tribunal, including the award on the arbitration fee, shall be final and binding upon the parties.

15.3	Except for the provisions in arbitration, the parties shall continue to perform this Agreement in the course of arbitration; provided that the arbitration proceeding shall not prevent any party from exercising its right of termination hereunder.

16. Applicable Laws

This Agreement shall be governed by and construed in accordance with the laws of the PRC.

17. Effectiveness

This Agreement shall take effect from the date when this Agreement is officially executed and stamped by the parties and approved by the competent Approval Authority of the PRC (including but not limited to the state-owned assets supervision and administration authority and the commerce authority).

18. Miscellaneous

18.1	This Agreement is written in Chinese, and the Chinese version shall prevail.

18.3	This Agreement is executed in eight counterparts. Each party holds two counterparts. All the counterparts are equally authentic.

Appendix A: Amendment to the Memorandum and Articles of Association

Appendix B: Representations, Warranties and Undertakings

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(SIGNATURE PAGE of CAPITAL INCREASE AND SHARE SUBSCRIPTION AGREEMENT)

IN WITNESS WHEREOF, this Agreement has been signed on the first date written above.

Party A

By:	/s/ Zhang Jun
Authorized Signatory:
Title: Executive Partner Representative
Address of Service:

Party B

By:	/s/ Gu Guoping
Authorized Signatory:
Title: Chairman
Address of Service:

Party C

By:	/s/ Gu Guoping
Authorized Signatory:
Title: Sole Director
Address of Service:

Party D

By:	/s/ Gu Guoping
Authorized Signatory:
Title: Sole Director
Address of Service:

Appendix A
Amendment to the Memorandum and Articles of Association

Date:December, 2015

Company:The Smart Soho International Limited

Address:Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

1.	This amendment is intended to be affixed to and become part of the above-captioned Memorandum and Articles and Association of sale dated December, 2015. If any provision of this amendment shall conflict or be inconsistent with the Memorandum and Articles of Association, the provision of this amendment shall govern.
2.	Provision 5 of the Memorandum of Association is replaced in its entirety by the following:

The share capital of the Company is USD $70,439,592 divided into 704,395,920 shares of a par value of US$0.1 each.

3.	Provision 3.1 of the Articles of Association is replaced in its entirety by the following:

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and the unanimous consent in writing of all the Members, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. Notwithstanding the foregoing, the Subscriber shall have the power to:

(a)  issue one Share to itself; ☐

(b)  transfer that Share by an instrument of transfer to any person; and ☐

(c)  update the Register of Members in respect of the issue and transfer of that Share.

4.	Provision 7.1 of the Articles of Association is replaced in its entirety by the following:

Subject to Article 3.1 and the unanimous consent in writing of all the Members, Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer, they shall notify the transferee within two months of such refusal. ☐

5.	Provision 8.2 of the Articles of Association is replaced in its entirety by the following:

Subject to the provisions of the Statute and the unanimous consent in writing of all the Members, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. ☐

6.	Provision 17.1 of the Articles of Association is replaced in its entirety by the following:

The Company may by unanimous approval of all Members:

(a)   increase its share capital by such sum as the unanimous approval of all Members shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)   consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)   convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)   by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)   cancel any Shares that at the date of the giving of the unanimous approval of all Members have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

7.	Provision 20.1 (b) of the Articles of Association is replaced in its entirety by the following:

In the case of an extraordinary general meeting, all the Members, having a right to attend and vote at the meeting, together holding 100% in par value of the Shares giving that right.

8.	Provision 21.1 of the Articles of Association is replaced in its entirety by the following:

No business shall be transacted at any meeting unless all the Members, being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy, are present.

9.	Provision 41.2 is replaced in its entirety by the following:

The Directors shall, at the reasonable request of the Members, determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors.

10.	This amendment may be signed by Facsimile or electronic signature, which shall have the same force and effect as an original signature.

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Appendix B
Representations, Warranties and Undertakings

1.	Party B, Party C and Party D jointly represent, warrant and undertake that as of the date of this Agreement to the Closing Date:

(a)	Party D has the right to issue the Subject Shares free from the Encumbrances to Party A;

(b)	Party D has been legally established and duly existing under the laws of the place of its registration and possesses any and all of such powers and authorities as may be necessary for it to own its properties and assets and carry out its current business;

(c)	the shares of Party C and Party D held by the shareholders of Party C and Party D are free from the Encumbrances or restrictions in any form and their respective shareholding structure may not be changed without the written consent of Party A.

(d)	Party D has no outstanding actual or contingent payment or repayment obligation;

(e)	the income or assets of Party D is subject to no Encumbrances in whole or in part;

(f)	there is no actual or threatened lawsuit or legal proceeding against Party D or Party C;

(g)	the IPR used by Party D (whether owned by or licensed to Party D) infringes no IPR of any third party;

(h)	There is no actual or potential conflict of interest between Party D and Party A; and

(i)	Party D possesses any and all of such statutory capabilities or qualifications as may be necessary for it to carry out its relevant business, and commits no material breach.

2.	Party B, Party C and Party D jointly undertake with Party A that they will do the best from the date of this Agreement to the date before the completion of the repurchase of all the repurchased shares or the expiry of the two-year exit period (whichever is the earlier) to procure and ensure that:

(a)	the parties shall keep and maintain the existence of Party C and Party D, keep Party C and Party D in good standing and cause Party C and Party D to comply with any and all the laws, regulations, rules, decrees and orders applicable to them in all material aspects;

(b)	except for the actions to be adopted in the ordinary course of business or for the Transaction contemplated herein, Party D shall not carry out any investment, financing and trading or other activities or transactions; and Party A has the right to require Party D disclosing any and all the outstanding actual or contingent payment or repayment obligations at any time upon the execution of this Agreement;

(c)	Party D shall keep accounting records in accordance with the generally recognized accounting standards, principles and practices applicable to it as of the date of this Agreement, containing the full and correct accounting information on the material aspects of any and all the financial transactions and assets and business of the Company;

(d)	Party D shall repay its debts and liabilities (including but not limited to the Taxation liabilities) or cause the same paid and repaid when such debts and liabilities become due and payable or are alleged to become payable;

(e)	Party D shall immediately notify Party A upon its awareness of the following events: (i) any lawsuit, investigation or proceeding against the Company; or (ii) any lawsuit or proceeding raised by the Company;

(f)	Party D shall not sell, pledge or otherwise dispose of the 11,739,932 shares of UTSTARCOM held by it without prior written consent of Party A;

(g)	Party D shall not make investments in or purchase significant assets from other companies or enterprises without the prior written consent of Party A;

(h)	Party D shall not conclude or make any contract or commitment other than for its daily operation purpose without the prior written consent of Party A;

(i)	Party D shall not assume any liability or issue any bond, debenture, loan stock, note and/or other securities or instrument by contract or any other way in order to acknowledge, certify or create any debt or grant any loan or provide any indemnity or guarantee of any nature to any individual, company or enterprise without prior written consent of Party A;

(j)	without the prior written consent of Party A, Party D shall not decrease capital, issue award shares, divide shares or adopt any other similar action with respect to its share capital, or retain, distribute and issue any share or other securities, or grant any share or securities option, or issue any warrant, convertible preferred shares or other securities convertible to the shares of the Company (regardless of the denomination), or execute any agreement or make any commitment for the foregoing matters, or take or agree or permit others to take or procure others to take any act that may dilute the interests of the purchaser in the Company, or change the rights in the Subject Shares.

(k)	if Party D is subject to the punishment imposed by the competent governmental authorities (including but not limited to the U.S. securities regulatory and administration authorities) due to the acquisition of the ordinary shares of UTSTARCOM by Party D or the acts taken by Party D as the shareholder or the transactions related to the stocks of UTSTARCOM launched by Party D after Party D becomes the shareholder of UTSTARCOM, and Party D so suffers damage or losses and the value of the Subject Shares of Party D held by Party A is so affected, Party B and Party C shall severally and jointly assume such damage to or losses of Party D or remedy the depreciation in the value of the Subject Shares of Party D held by Party A so that the value of the Subject Shares of Party D held by Party A will not be depreciated and Party A will be held harmless from the direct punishment that may be caused by such acts.

3.	Each of Party B, Party C and Party D hereby agrees to severally and jointly make the following representations, warranties and undertakings to Party A in accordance with Appendix B hereto and severally and jointly assume the compensation or payment obligation to Party A that may be incurred by them individually or jointly. ☐

(a)	Each of Party B, Party C and Party D hereby makes the following representations, warranties and undertakings to Party A:

It has the full power and authorities to execute and deliver this Agreement and the other agreements hereunder and complete the transactions contemplated in this Agreement and such other agreements; this Agreement and any and all the other agreements and obligations entered into or assumed in relation to the Transaction contemplated herein constitute its valid and legally binding obligation, enforceable in accordance with their respective terms; and the execution and delivery of this Agreement and the performance of the obligations in accordance with this Agreement (including but not limited to transferring or purchasing the Subject Shares, if applicable) shall not:

(i)	result in the material violation of its articles of association or any instrument, contract, document or agreement, to which it or the Company is a party or which is binding upon it, or constitute a material breach of such instruments, contracts, documents or agreements; and/or

(ii)	result in the material violation of any law, regulation, rule, decree, order, judgment or instruction of any court, governmental authority, statutory authority or regulatory, administrative or supervisory agency (including but not limited to any relevant stock exchange or securities commission) or result in the violation of any obligation to such courts, governmental authorities, statutory authorities or regulatory, administrative or supervisory agencies (whether in the PRC or any other region, whether it is a party to or bound by such laws, regulations, rules, decrees, orders, judgments, instructions or obligation);

(b)	Any and all the representations, warranties and undertakings under Appendix A hereto shall be separate and independent and free from any restriction;

(c)	Party B, Party C and Party D further warrant and undertake with Party A that any and all the Warranties made by them hereunder are true and correct in all aspects as of the date hereof and will remain true and correct in all aspects as of the Closing;

(d)	In case of any event that results in or may result in any material violation of the Warranties or causes or may cause the Warranties to become untrue or incorrect at the time of capital increase and share capital expansion, the party making the Warranties shall immediately notify the other parties in writing upon its knowledge of the same and conduct investigations and/or take actions regarding such events or matters as reasonably required by the other parties;

(e)	Party B, Party C and Party D shall not take or permit or procure others to take any act or omission prior to the Closing so that the Warranties made by them may be materially violated as of the Closing or will become materially incorrect or misleading;

(f)	If any party has obviously materially violated the Warranties or any other provision hereof at the time of or prior to the Closing, Party A may rescind this Agreement by a written notice to the breaching party; and if Party A rescinds this Agreement as agreed herein, Party A shall be indemnified for and held harmless from any and all the reasonable legal, financial and other cost and fees incurred by Party A in relation to this Agreement and claims.

4.	(a)	The Warranties made by Party B, Party C and Party D remain true and not misleading in all material aspects as of the Closing as if the Warranties were always true and not misleading as of the Closing and on each day from the date of this Agreement to the Closing, and the Warranties only regarding the matters taking place on the particular dates shall be true, complete and not misleading in all material aspects on such particular days.

(b)	No party has received any injunction or other order, decree or notice restricting or prohibiting the completion of the Transaction hereunder, and there is neither pending act aiming to restrict or prohibit the completion of the Transaction hereunder nor pending request for the damages related to this Agreement, or there is no person threatening to issue or adopt such injunction, other orders or acts.